Exhibit 10.84

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

MST PRODUCTION, LTD.

THE PARTNERSHIP INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES ACT OF ANY STATE, HAVE BEEN ACQUIRED FOR INVESTMENT, AND MAY NOT BE SOLD, OR OTHERWISE DISPOSED OF, OR OFFERED FOR SALE UNLESS REGISTRATION STATEMENTS UNDER SUCH ACTS WITH RESPECT TO SUCH INTERESTS ARE THEN IN EFFECT OR EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH ACTS ARE THEN APPLICABLE TO SUCH OFFER OR SALE, AND THE PROVISIONS OF ARTICLE 11 OF THE AGREEMENT ARE SATISFIED.

This Amended and Restated Agreement of Limited Partnership dated October 13, 2005, amends and restates in its entirety that certain Agreement of Limited Partnership dated September 12, 2005 the “Prior Agreement”), and is entered into by and among MST GP, LLC, a Texas limited liability company, sometimes referred to in this Agreement as the “General Partner”, and MICROGY, INC., a Colorado corporation (“Microgy”), and SOUTH-TEX TREATERS, INC., a Texas corporation (“South-Tex”), and any other person who becomes a substituted limited partner pursuant to this Agreement, collectively referred to in this Agreement as the “Limited Partners”, (singularly referred to as a “Partner”). The Partners hereby agree that the Prior Agreement is amended and restated in its entirety as set forth herein, and shall be effective as of June 23, 2005.

ARTICLE 1

FORMATION

Organization

1.1    The parties hereby agree to form a limited partnership, named “MST PRODUCTION, LTD.”, referred to in this Agreement as the “Partnership”, to be governed under the Texas Revised Limited Partnership Act, referred to in this Agreement as the “TRLPA”.

Certificate of Limited Partnership

1.2    The General Partner shall execute a Certificate of Limited Partnership and file the Certificate with the Secretary of State of the State of Texas, and send a file-stamped copy of the Certificate to each Partner. Thereafter, the General Partner shall execute and file other certificates or instruments as necessary, appropriate, or convenient under the TRLPA and any other laws of the State of Texas and of any other states where the Partnership decides to transact business. The General Partner is hereby authorized and empowered by all of the Limited Partners to prepare, file, and publish either the original or any amended or modified Certificate of Limited Partnership as may be necessary or desirable, and each Limited Partner specifically designates and appoints the General Partner, for and on the Limited Partner’s behalf as such Partner’s limited attorney for the exclusive purposes of signing and attesting to such original or amended Certificates of Limited Partnership, if necessary. The General Partner shall take any and all other actions reasonably necessary to perfect and maintain the status of the Partnership under the laws of Texas.

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Purposes of Partnership

1.3    The purpose of the Partnership is to own, lease, maintain, manage and operate a waste digestion and manure handling plant and methane gas recovery facility in Erath County, Texas, commonly known as the Stephenville Facility (the “Facility”).

Authority of the Partnership

1.4    Subject to the limitations set forth in this Agreement, in order to carry out its purposes, the Partnership is empowered and authorized to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of its purposes, and for the protection and benefit of the Partnership, including but not limited to the following:

(1)	To own, lease, operate, maintain and improve, the Facility and all real property, equipment and other assets used or useful in connection with the Partnership’s business of operating digesters, waste handling and gas cleaning equipment at the Facility;

(2)	To sell, transfer, convey, assign or lease any personal property and equipment owned by the Partnership and used in connection with the operation of the Facility;

(3)	To sell and otherwise dispose of gas and byproducts produced from the Facility on such terms and conditions as the Partnership shall deem to be in its best interest;

(4)	To borrow money and issue evidences of indebtedness in furtherance of the Partnership business and secure any such indebtedness by mortgage, deed of trust, pledge, or other lien;

(5)	To enter into such contracts or other agreements as may be required in furtherance of the Partnership purposes;

(6)	To hire employees, consultants and advisors and enter into any agreement for the management of the Partnership business;

(7)	Subject to the limitations expressly set forth elsewhere in this Agreement, negotiate for and conclude agreements for the sale, exchange or other disposition of all or substantially all of the property of the Partnership;

(8)	Bring or defend actions at law or in equity;

(9)	Subject to the express provisions of this Agreement, purchase, cancel or otherwise dispose of, the Partnership Interest of any Partner; and

(10)	Enter into any kind of activity, and perform and carry out contracts or agreements of any kind necessary to, or in connection with, or incidental to, the accomplishment of the purposes of this Partnership.

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ARTICLE 2

NAME AND PLACE OF BUSINESS

Name of Limited Partnership

2.1    The business of the Partnership shall be conducted under the name MST PRODUCTION, LTD., and under such variations of this name as may be necessary to comply with the laws of Texas and other states in which the Partnership may transact business. The General Partner shall execute and file with the proper offices in a timely manner any instruments required by the Fictitious Name or Assumed Name Act or similar laws in effect in each state in which the Partnership transacts business.

Location of Partnership Offices

2.2    The principal place of business of the Partnership shall be located at 13405 Highway 191, Midland County, Texas 79765, and the mailing address of the Partnership shall be P.O. Box 60480, Midland, Texas 79711. This place of business shall be the registered office in Texas and the principal office in the United States as defined in the TRLPA. The General Partner may change the registered office in Texas and principal office in the United States by complying with the provisions of the TRLPA and all other applicable laws. The General Partner may establish additional places of business of the Partnership. Unless provided otherwise herein, references to a General Partner in this Agreement shall refer only to such General Partner’s partnership interest as a General Partner and not to such General Partner’s partnership interest as a Limited Partner, and vice versa.

Names and Addresses of Partners

2.3    The name and mailing address of the General Partner is listed in Exhibit “A”, attached to this Agreement and incorporated herein by reference. The name and mailing addresses of the Limited Partners are listed in Exhibit “B”, attached to this Agreement and incorporated herein by reference. There are no other partners of this Partnership and no other person or entity has any right to take part in the ownership, management, or other rights of the Partnership, except as otherwise provided in this Agreement. A General Partner may also be a Limited Partner if such person makes a capital contribution as a Limited Partner.

ARTICLE 3

TERM OF PARTNERSHIP

3.1    The Partnership shall commence as of the date of filing of the Certificate of Limited Partnership with the Texas Secretary of State, and the Partnership shall continue until December 31, 2040, (or such later date as may be mutually agreed by the Partners), unless sooner terminated, liquidated, or dissolved in accordance with this Agreement as hereinafter provided.

ARTICLE 4

CAPITAL CONTRIBUTIONS AND PARTNERSHIP INTERESTS

Definite Contributions

4.1    At the time of execution of this Agreement, each Partner shall make the contributions to capital and receive a Partnership interest, as follows:

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Each Partner shall make an “initial contribution” to the Partnership as described in Exhibit “C”, attached to this Agreement and incorporated herein by reference. The amounts shown in Exhibit “C” reflect the amount of cash to be contributed or the agreed value of a contribution in a form other than cash. Each Partner shall be personally liable for the contributions to the capital of the Partnership as shown in Exhibit “C”. Upon making the initial contribution as shown in Exhibit “C”, each Partner shall own the percentage interest in the Partnership as listed in Exhibit “D”, attached to this Agreement and incorporated herein by reference.

Additional Contributions

4.2    No Limited Partner has agreed to contribute any additional cash or property for use of the Partnership other than those indicated in Exhibit “C”.

Compromise and Release of Contribution Obligations

4.3    A Partner’s obligation to make contributions to the Partnership under this Agreement shall not be compromised or released except by the General Partner.

Lease of Equipment to The Partnership By Microgy

4.4    Microgy, or an affiliate of Microgy, hereby agrees to lease to the Partnership a complete digestion and waste handling system of a size and character as described on Exhibit “E” (the “Digester Facility”) for the sum of $1.00 per year for the term of the Partnership. In the event that the Digester Facility needs to be increased in size in order to process the amount of waste contemplated by Exhibit “E”, Microgy or the applicable affiliate of Microgy will, at its cost and expense, increase the size of the Digester Facility. Microgy will use commercially reasonable efforts to complete construction of the Digester Facility as promptly as practicable upon a schedule that is mutually acceptable to Microgy, South-Tex and the Partnership. Microgy will execute a memorandum of lease reflecting the provisions of this Section 4.4 suitable for recording in the appropriate land records. In the event that Microgy desires to finance any portion of the Digester Facility through borrowings from one or more lenders, Microgy will, at the request of the Partnership, obtain a customary non-disturbance agreement from such lender or lenders.

Lease of Equipment to The Partnership By South-Tex

4.5    South-Tex, or an affiliate of South-Tex, hereby agrees to lease to the Partnership a complete methane gas recovery plant, compression equipment and a pipeline to be used by the Partnership in the operation of its business of a size and character as described on Exhibit “F” (the “Gas Treatment Facility”), for the sum of $1.00 per year for the term of the Partnership. If the Gas Treatment Facility needs to be increased in size in order to process the amount of biogas produced by the Digester Facility, South-Tex or the applicable South-Tex affiliate will, at its cost and expense, increase the size of the Gas Treatment Facility. South-Tex will complete construction of the Gas Treatment Facility no later than thirty (30) days after the Digester Facility begins producing gas. Microgy will keep South-Tex reasonably informed of the progress of the Digester Facility in order to assist South-Tex in meeting this schedule. South-Tex will execute a memorandum of lease reflecting the provisions of this Section 4.5 suitable for recording in the appropriate land records. In the event that South-Tex desires to finance any portion of the Gas Treatment Facility through borrowings from one or more lenders, South-Tex will, at the request of the Partnership, obtain a customary non-disturbance agreement from such lender or lenders.

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ARTICLE 5

PROFITS AND LOSSES

Interest of Each Partner

5.1    The interests of the Partners in the Partnership are set forth on Exhibit “D”. The percentage interest of the Partners in the Partnership, subject to the terms and provisions of this Agreement, may from time to time be altered by and between the Partners with an amendment to this Agreement.

Definition of Profits and Losses

5.2    The term “profits” means income or gain of any kind actually received or deemed to be received by the Partnership according to the accounting method adopted by the General Partner. The term “losses” means any deduction, expenditure, or charge actually incurred or deemed to be incurred by the Partnership according to its method of accounting. Profits and losses shall be determined as of the close of the Partnership fiscal year in accordance with Section 703(a) of the Internal Revenue Code (the “Code”) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(1)	Any income of the Partnership that is exempt form federal income tax and not otherwise taken into account in computing profits and losses pursuant to this Section 5.2 shall be added to such taxable income or loss;

(2)	Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(I) of the Treasury Regulations under the Code (the “Regulations”), and not otherwise taken into account in computing profits and losses pursuant to this Section 5.2, shall be subtracted from such taxable income or loss;

(3)	Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the fair market value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its fair market value;

(4)	Depreciation, amortization, and other cost recovery deductions shall be taken into account for each fiscal year or other period, computed in accordance with this Subparagraph. Depreciation means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period; and

(5)	Items that are specially allocated pursuant to this agreement shall not be taken into account in the calculation of profits and losses hereunder.

Allocation of Profits and Losses

5.3    Except as otherwise provided herein, the profits and losses of the Partnership shall be allocated as follows:

(1)	If the Partnership has Profits (including income and gain arising out of a capital transaction) for any fiscal year, such Profits, if any, shall be allocated as follows:

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(a)	First, to the General Partner until the cumulative Profits allocated under this Subparagraph 5.3(1)(a) for the current and all prior periods equal the cumulative Losses allocated under Subparagraph 5.3(2)(b) to such General Partner.

(b)	Next, to each Partner, in proportion to the negative balance, if any, in such Partner’s Capital Account.

(c)	All remaining Profits shall be allocated to the Partners in proportion to the Partner’s then current percentage of interest in the Partnership.

(2)	If the Partnership has Losses (including Losses arising out of a capital transaction) for a fiscal year, such Losses, if any, shall be allocated as follows:

(a)	First, to and among the Partners in accordance with the Partner’s then current percentage of interest in the Partnership except as provided in Subparagraph 5.3(2)(b) below.

(b)	To the extent Losses allocated to a Limited Partner would cause the Limited Partner to have a deficit balance in such Partner’s capital account at the end of any fiscal year, the Losses will be reallocated to the General Partner.

Special Allocations

5.4    Notwithstanding any other provision of this Agreement, the following special allocations shall be made:

(1)	In the event any Limited Partner who is not a General Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to each such Limited Partner in an amount and in a manner sufficient to eliminate, to the extent required by the Regulations, a deficit in the capital account of such Limited Partner as quickly as possible;

(2)	To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining the Partner’s Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the General Partner and Limited Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations; and

(3)	Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision to this Agreement, if there is a net decrease in the Partnership’s minimum gain during any Partnership fiscal year and it is required in connection with the allocations of profits and losses to have substantial economic effect, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in the Partnership’s minimum gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Subparagraph (3) is intended to comply with the minimum gain chargeback requirements of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

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Capital Accounts

5.5    The General Partner shall maintain a separate capital account for each Partner. An individual Partner’s capital account shall consist of the Partner’s contributions to the Partnership capital under Sections 4.1 and 4.2 of this Agreement, plus any amounts transferred from the income account of that Partner, less any authorized distributions paid from the Partner’s capital account. In the event the fair market value of any contributed property is adjusted pursuant to this Agreement, the Capital Accounts of all Partners shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Partnership recognized gain or loss equal to the amount of such aggregate net adjustment. The foregoing provisions and the other provisions of this Agreement are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations.

Income Accounts

5.6    The General Partner shall maintain a separate income account for each Partner. At the end of each fiscal year, each Partner’s share of the net profits or net losses of the Partnership shall be credited or debited to each Partner’s income account. After any authorized withdrawals have been deducted from a Partner’s income account, any balance or deficit remaining in the account shall be transferred to or charged against that Partner’s capital account.

Distributions to Partners

5.7    Except as otherwise provided in Article 5 hereof and except as may be otherwise prohibited by any documentation or agreements between any third party lender and the Partnership, Net Cash Flow, if any, shall be distributed by the General Partner, no less frequently than once each calendar quarter, to all Partners based upon their Partnership Interests provided, however, that the General Partner shall not distribute Net Cash Flow in excess of the Unreturned Cumulative Profits of the Partnership without the prior approval of sixty percent (60%) of the Limited Partnership Interests. No cash distributions shall be made which will impair the ability of the Partnership to pay its just debts as they mature. Except as otherwise provided herein, there shall be no obligation by the Partnership to return to the General Partners or the Limited Partners, or to any one of them, any part of their capital contribution to the Partnership, for so long as the Partnership continues in existence. No General or Limited Partner shall be entitled to any priority or preference over any other Partner as to cash distributions, in respect to the return of such Partner’s contributed capital.

“Unreturned Cumulative Profits” shall mean the cumulative profits (including realized and unrealized income and gain of the Partnership allocated to the Partners pursuant to the Partnership Agreement) in excess of the cumulative losses (including realized and unrealized losses and expenses of the Partnership allocated to the Partners pursuant to the Partnership Agreement) from the Commencement Date less the cumulative distributions of Partnership cash and other property from the Commencement Date.

“Net Cash Flow” shall mean monies available from the operations of the Partnership, without deduction for depreciation, but only after deducting all expenses of the Partnership and monies used to pay or establish a reserve for the reasonable business needs of the Partnership, including needs related to working capital, debt payments, improvement and repairs related to the assets, obligations, operations or administration of the Partnership as determined by the General Partner. Monies available from the operations of the Partnership shall include net realized and unrealized book income and gain of the Partnership. Monies available from the operations of the Partnership shall not include Capital Contributions (taken on an aggregate basis and not on an asset by asset basis) and financing proceeds.

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5.8    Distributions to be made pursuant to this Agreement may be made only in cash.

5.9    The General Partner shall not make any distributions that will impair the ability of the Partnership to pay its just debts as they mature. Further, the General Partner shall not make any distribution in violation of the limitations in Section 6.07(a) of Article 6132a-1 of the Revised Civil Statutes of Texas. A Partner who receives a distribution in violation of this Agreement shall be personally liable to return that distribution, with interest, regardless of whether the Partner knew that the distribution was prohibited.

ARTICLE 6

OWNERSHIP OF PARTNERSHIP PROPERTY

6.1    All real or personal property, including all improvements placed or located on the property, acquired by the Partnership shall be owned by the Partnership. A Partner shall have no interest in specific property of the Partnership. Each Partner hereby expressly waives the right to require partition of any Partnership property or any part thereof.

ARTICLE 7

FISCAL MATTERS

Partnership Fiscal Year and Accounting Method

7.1    The Partners intend that the Partnership shall be treated as a partnership for tax purposes. The Partnership’s books and records and all required income tax returns shall be kept or made on the basis of the calendar year. The Partnership shall use the method of accounting selected by any entity with whom the Partnership is required to be consolidated for financial accounting purposes or, if there is no such entity, the General Partner.

Partnership Accounts

7.2    The General Partner shall receive all moneys of the Partnership and shall deposit them in one or more Partnership accounts at a bank or other financial institution. No other funds shall be deposited in these accounts. All expenditures greater than $100.00 for Partnership business shall be made by checks drawn against these Partnership accounts. Funds deposited in the Partnership’s bank accounts may be withdrawn only to pay Partnership debts and obligations or to be distributed to Partners as provided in this Agreement.

Books and Records

7.3    The General Partner shall keep just and true books of account and all other Partnership records, including all records required to be kept by law, at the Partnership’s principal place of business. The books and records shall be preserved for seven (7) years after the end of the Partnership term. Upon written request of a Partner, the Partnership shall provide, at the Partnership’s expense: a copy of this Agreement as it may be amended from time to time; the Certificate of Limited Partnership and all amendments and restatements of the Certificate of Limited Partnership; and the Partnership’s federal, state, and local information or income tax returns for each of the Partnership’s six most recent tax years. In addition, a Partner may examine and copy, at the Partner’s expense, any other Partnership records upon written request stating a proper purpose for the examination or copying. Within five working days of

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receipt of a request described in this Section, the General Partner shall make such Partnership records available to Partners as is just and reasonable. The Partner or a Partner’s representative may examine these records at any time during normal business hours.

Tax Matters

7.4    All items of Partnership income, expense, gain, loss, deduction, and credit for tax purposes shall be allocated as provided in this Agreement relating to allocations of profits and losses. The tax matters partner shall be MST GP, LLC or such other General Partner as may be designated in writing from time to time. The tax matters partner shall furnish in a timely manner all information the Partners need to complete their Federal and State income tax returns, including statements of the net distributable income or loss to each Partner from the operation of the Partnership.

Audits

7.5    Any Partner shall have the right to have an audit conducted of the Partnership’s books. The Partner requesting the audit shall bear the expense of the audit unless a majority in interest of the Limited Partners authorizes payment of audit expenses. The Partner requesting the audit may select the accounting firm to conduct the audit. The Partnership shall not be required to be audited more than once in any fiscal year.

ARTICLE 8

MANAGEMENT OF PARTNERSHIP AFFAIRS

Duties of the General Partner

8.1    The General Partner shall exercise ordinary business judgment in managing the affairs of the Partnership. The General Partner shall act as a fiduciary with respect to the interest of the Limited Partners. In acting in its official capacity as General Partner of this Partnership, the General Partner shall act in good faith and take actions it reasonably believes to be in the best interests of the Partnership and are not unlawful. In all other instances, the General Partner shall not take any action that it reasonably believes would be opposed to the Partnership’s best interests or would be unlawful. The General Partner shall take no action in any capacity that results in its improperly receiving personal benefits relating to Partnership affairs. The General Partner shall devote sufficient time, attention, and business judgment to the affairs of the Partnership to fulfill its duties to the other Partners and the Partnership. As long as the General Partner fulfills its duties to the other Partners and the Partnership, the General Partner may be the manager or general partner of other partnerships and may engage in other distinct or related businesses.

Powers of the General Partner

8.2    The General Partner shall have exclusive control of the Partnership. Subject to the limitations in this Agreement, the General Partner shall have the authority to take any action it deems to be necessary, appropriate, or convenient relating to the management of the Partnership, including, but not limited to, the powers to:

(1)	Borrow money on behalf of the Partnership from any person, firm, or corporation for any Partnership purpose on whatever terms and conditions that the General Partner deems advisable and to obligate the Partnership to repay the borrowed money.

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(2)	With the consent of sixty percent (60%) of the Limited Partnership Interests, encumber or hypothecate Partnership property for any Partnership purpose by mortgage, deed of trust, pledge, or otherwise.

(3)	Carry, at the expense of the Partnership, insurance of the kinds and in the amounts that the General Partner deems advisable or make other arrangements for payment of losses or liabilities to protect the Partnership or the Partners, agents, and employees of the Partnership, or persons serving at the request of the Partnership as representatives of another enterprise; provided, however, that with respect to insurance or arrangements to indemnify a person for any liability arising out of the person’s status as a general partner, limited partner, employee, or agent of the Partnership, or by serving at the request of the Partnership as representatives of another enterprise, the terms of the insurance or other arrangements must be consistent with the provisions of Section 11.18 of Article 6132a-1 of the Revised Civil Statutes of Texas.

(4)	Invest and reinvest in property that the General Partner deems advisable, including an option to acquire an asset.

(5)	Vote and give proxies to vote any Partnership securities, including stock of any General Partner that is a corporation.

(6)	Pay any assessments or other charges levied on any Partnership stock or other security.

(7)	Exercise any subscription, conversion, or other rights or options that may attach to the holders of any Partnership stocks, bonds, securities, or other instruments.

(8)	Continue and operate, sell, or liquidate any business or Partnership interests received by the Partnership.

(9)	Participate in any plans or proceedings for the foreclosure, reorganization, consolidation, merger, or liquidation of any corporation or organization that has issued securities owned by the Partnership and, incident to that participation, deposit securities with and transfer title of securities to any protective or other committee established to further or defeat any such plan or proceeding.

(10)	Enforce any mortgage or deed of trust or pledge owned by the Partnership and, at any sale under any such mortgage, deed of trust, or pledge, bid and purchase at Partnership expense any property subject to the security instrument.

(11)	Employ any attorney, investment adviser, accountant, broker, tax specialist, or any other agent, and pay reasonable compensation for all services performed by any of them as a Partnership expense.

(12)	Compromise, participate in mediation, submit to arbitration, release with or without consideration, extend time for payment, or otherwise adjust any claims in favor of or against the Partnership.

(13)	Commence or defend any litigation with respect to the Partnership or any Partnership property, at the expense of the Partnership.

(14)	Abandon any Partnership asset that the General Partner deems advisable.

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(15)	Do all acts, take part in any proceedings, and exercise all rights and privileges as could an absolute owner of Partnership property, subject to the limitations expressly stated in this Agreement and the faithful performance of the General Partner’s fiduciary obligations. The enumeration of powers in this Agreement shall not limit the general or implied powers of the General Partner or any additional powers provided by law.

Transactions Between Partners and Partnership

8.3    A Partner may lend money to and otherwise transact business with the Partnership and has the same rights and obligations relating to those matters as a person who is not a Partner, except as otherwise provided by this Agreement and all applicable laws. Loans by a Partner to the Partnership shall not be considered capital contributions. The Partnership shall not borrow money from or otherwise transact business with a Partner unless the transaction is described fully in a legally binding instrument, is in the best interest of the Partnership and has been approved by Partners holding at least 60% of the Limited Partnership Interests.

Prohibited Acts

8.4    As long as the Partnership is in existence, and except with the prior written consent of all Partners, no Partner shall:

(1)	Do any act in violation of this Agreement.

(2)	Do any act with the intention of harming the operations of the Partnership.

(3)	Do any act that would make it impossible or unnecessarily difficult to carry on the intended or ordinary business of the Partnership.

(4)	Receive an improper personal benefit from the operation of the Partnership.

(5)	Wrongfully transfer or dispose of Partnership property, including intangible property such as goodwill.

(6)	Transfer all or substantially all of the Partnership’s assets.

(7)	Use the name of the Partnership (or any substantially similar name) or any trademark or trade name adopted by the Partnership, except on behalf of the Partnership in the ordinary course of the Partnership’s business.

(8)	Disclose to any non-partner any of the Partnership business practices, trade secrets, or any other information not generally known to the business community.

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Nominees

8.5    The General Partner may exercise the powers given to the General Partner under this Agreement in the name of the Partnership, in the General Partner’s own name individually, or in the name of a nominee. If the General Partner decides to transact the Partnership business in the General Partner’s own name or in the name of a nominee, the General Partner shall place a written declaration of trust in the Partnership books and records that legally establishes the fiduciary obligations that the individual General Partner or nominee is undertaking to the other Partners and the Partnership in the transaction. A General Partner shall be liable for the acts and omissions of any person the General Partner designates as a nominee.

Compensation of the General Partner

8.6    The General Partner shall be entitled to reimbursement for any expenses the General Partner advances for Partnership business. The amount of compensation to be paid to the General Partner, if any, shall be determined upon the agreement of the General Partner and sixty percent (60%) of the Limited Partnership Interests.

Meetings of Partners

8.7    The Partners shall hold regular annual meetings at times and places to be selected by the General Partner. In addition, forty-nine percent (49%) in interest of the Limited Partners may call a special meeting at any time after giving at least thirty (30) days’ written notice to all Partners describing the matters to be considered at the special meeting. The record date for participation in any meeting of Partners shall be thirty-five (35) days prior to the date of the meeting. Any Partner may waive notice of or attendance at any meeting, or may attend by telephone or any other electronic communication device, or may execute a signed written consent. The quorum required to transact business at Partnership meetings is sixty percent (60%) in interest of the Limited Partners. The Partners may transact all business properly brought before them at meetings. A Partner may vote by proxy. The Partners shall keep regular minutes of all their meetings. The minutes shall be placed in the Partnership minute book and kept with the Partnership records.

Action Without Meeting

8.8    Any action required or permitted to be taken at a meeting of the Partners or a class of Partners may be taken without a meeting if written consent setting forth the action to be taken is signed by all Partners entitled to vote. This consent shall have the same force as a unanimous vote of the Partners or class of Partners. The original signed consents shall be placed in the Partnership minute book and kept with the Partnership records.

Withdrawal of General Partner

8.9    A General Partner ceases to be a General Partner, and is deemed to have withdrawn from the Partnership, on the occurrence of any of the following events (“events of withdrawal”) relating to the General Partner:

(1)	The General Partner’s giving sixty (60) days’ written notice of withdrawal to each of the other Partners.

(2)	The General Partner’s assignment of all of its rights as a General Partner (without any vote required by the Limited Partners).

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(3)	Removal of the General Partner as provided in this Agreement.

(4)	The General Partner’s making a general assignment for the benefit of creditors.

(5)	The General Partner’s filing of a voluntary bankruptcy petition under Title 11, Chapter 7 of the United States Code.

(6)	Conviction or plea of nolo contendere or its equivalent on any felony or any crime related to the Partnership.

8.10    Any act of withdrawal other than those listed above shall be in contravention of this agreement and deemed a breach of the General Partner’s duties.

8.11    A General Partner shall notify the other Partners within thirty (30) days after the occurrence of an event of withdrawal involving the passage of a period of time specified in Section 8.9.

8.12    Regardless of the provisions in Section 8.9(4) and 8.9(5), a General Partner shall continue to be a General Partner if all Partners consent in writing.

8.13    When a General Partner withdraws, the remaining Partners shall decide how to treat any Limited Partnership interest held by the withdrawing General Partner. If there are no remaining General Partners after a General Partner withdraws, the disposition of the Partner’s interest is determined by a vote of a majority in interest of the Limited Partners, excluding any interest of the withdrawing Partner. The withdrawing General Partner’s interest may be converted into a Limited Partnership interest, or the Partnership may pay the General Partner the value of that Partner’s interest less damages caused by the Partner’s breach of this Agreement, if any. If the withdrawing General Partner’s interest is converted to that of a Limited Partner, the interest of all Partners may be reduced pro rata to provide compensation or an interest, or both, to a replacement General Partner. If the General Partner’s withdrawal violates this Agreement, the withdrawing General Partner shall have no voting rights. If the withdrawal does not violate this Agreement, the withdrawing General Partner is entitled to vote as a Limited Partner in all matters, to the same extent as the members of the class of Limited Partners having the least voting rights relating to the matter being voted on. However, the withdrawing General Partner may not vote on the admission and compensation of any General Partner replacing the withdrawing General Partner.

Removal of the General Partner

8.14    The Limited Partners may vote to remove a General Partner at any time, only for cause (as defined in Subparagraphs (1)-(3) below). Any Limited Partner or Partners with at least sixty (60%) interest combined, or any General Partner, may call a meeting to discuss the removal of a General Partner. Written notice of the meeting shall be given to each Partner at least thirty (30) days prior to the date of the meeting. The General Partner shall have the right to present evidence at the meeting as to why it should not be removed, and the General Partner shall have the right to be represented by an attorney at the meeting. At the meeting, the Partnership shall consider possible arrangements for resolving the problems that are in the mutual interest of the Partnership and the General Partner. A General Partner may be removed by the affirmative vote of sixty percent (60%) of the Partnership Interests (other than the Partnership Interests (whether General or Limited) owned by the General Partner to be removed) and upon the occurrence of any of the following events:

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(1)	A material breach by the General Partner of any of the material terms and conditions of this Agreement or any of the material duties required to be performed by the General Partner under this Agreement as determined by sixty percent (60%) of the Partnership Interests (other than the Partnership Interests (whether General or Limited) owned by the General Partner to be removed) but only if such breach is not cured or other satisfactory arrangements are not made to cure such breach within sixty (60) days of the delivery of written notice of such breach to the General Partner;

(2)	The willful misconduct, gross negligence, or fraud of a General Partner in the performance of a General Partner’s duties under this Agreement as determined by a court of last resort; and

(3)	The bankruptcy (or filing therefor), insolvency, assignment for the benefit of creditors, or dissolution of a General Partner or the attachment of the General Partner’s Interest by any creditor of the General Partner.

No removal shall be effective hereunder unless the Limited Partners first obtain (i) an opinion of counsel, satisfactory to all the Limited Partners, that exercise of the removal right will not jeopardize the limited liability of the Limited Partners, or (ii) a declaratory judgment by a court of competent jurisdiction declaring that exercise of the removal right will not jeopardize the limited liability of the Limited Partners. If a General Partner is removed, that Partner’s interest in the Partnership shall be dealt with in accordance with Section 8.13 as if such General Partner had withdrawn.

Election of New General Partner

8.15    If there is no remaining General Partner, the Limited Partners shall either vote to dissolve the Partnership or to elect at least one new General Partner. The Limited Partners may elect a person to serve as an interim manager pending election of a new General Partner. The elections provided in this Section shall be made by a vote of sixty percent (60%) in interest of the Limited Partners.

8.16    An interim manager appointed under Section 8.15 shall have and may exercise only the rights and powers of a General Partner needed to preserve Partnership assets and continue its business operations until a new General Partner is appointed or the Limited Partners select a person to wind up the Partnership business as provided in this Agreement. The interim manager shall be liable for a breach of duty of a General Partner as provided in this Agreement, but the interim manager shall not be liable as a General Partner for Partnership obligations. The provisions of this Agreement relating to indemnification shall apply to the interim manager.

Restrictions on Limited Partners

8.17    The Limited Partners shall not have the obligation or the right to participate in the control of the Partnership business. A Limited Partner shall not do any act, deed, or thing that will cause the Limited Partner to be classified as a General Partner of the Partnership. However, a Limited Partner may:

(1)	Act as a contractor for or an agent or employee of the Partnership or of a General Partner.

(2)	Act as a surety, guarantor, or endorser for the Partnership, to guarantee or assume one or more specific obligations of the Partnership, or to provide collateral for borrowings of the Partnership.

(3)	Call, request, attend, or participate in a meeting of the Partners or the Limited Partners.

(4)	Wind up the Partnership as provided by this Agreement or by law.

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(5)	Take any action required or permitted by law to bring or pursue a derivative action in the right of the Partnership.

(6)	Serve on a committee of the Partnership or the Limited Partners.

ARTICLE 9

LIABILITIES AND INDEMNIFICATION

Liability of Partners to Third Parties

9.1    The General Partner shall be liable for the debts and obligations of the Partnership. Limited Partners shall not be liable for the debts and obligations of the Partnership or for any Partnership losses beyond the amount of the Limited Partner’s total contribution.

When Indemnification is Required, Permitted, and Prohibited

9.2    The Partnership shall indemnify a Partner, employee, or agent of the Partnership who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was acting within the scope of such Partner’s official capacity to the Partnership. However, the Partnership shall indemnify the person only if such party acted in good faith and reasonably believed that such party’s conduct was in the Partnership’s best interest. In a case of a criminal proceeding, the person may be indemnified only if such party had no reasonable cause to believe that the conduct involved was unlawful. The Partnership shall not indemnify a person who is found liable to the Partnership or Partners or if the person is found liable on the basis that such person improperly received personal benefit or that he or she committed other willful or intentional misconduct.

9.3    The termination of a proceeding by judgment, order, settlement, conviction, or on a plea of nolo contendere or its equivalent does not alone determine that the person did not meet the requirements of Section 9.2. A person is conclusively considered to have been found liable in relation to any claim, issue, or matter if the person has been adjudged liable by a court of competent jurisdiction and all appeals have been exhausted.

9.4    The Partnership shall pay or reimburse expenses incurred by a Partner, employee, or agent of the Partnership in connection with the person’s appearance as a witness or other participation in a proceeding involving or affecting the Partnership when the person is not a named defendant or respondent in the proceeding.

9.5    In addition to the situations otherwise described in this Section, the Partnership may indemnify a Partner, employee, agent, or person serving at the request of the Partnership as a representative of another enterprise to the extent permitted by law. However, the Partnership shall not indemnify any person in a situation prohibited under Section 9.3.

9.6    Before the final disposition of a proceeding, the Partnership may pay indemnification expenses permitted under this Agreement and authorized by the Partnership. However, the Partnership shall not pay indemnification expenses to a person before the final disposition of a proceeding if the person is a named defendant or respondent in a proceeding brought by the Partnership or one or more Partners, or the person is alleged to have improperly received personal benefit or committed other willful or intentional misconduct.

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9.7    If the Partnership may indemnify a person under this Agreement, the person may be indemnified against judgments, penalties, excise and similar taxes, fines, settlements, and reasonable expenses (including attorney’s fees) actually incurred in connection with the proceeding.

Procedures Relating to Indemnification Payments

9.8    Before the Partnership may pay any indemnification expenses (including reasonable attorney’s fees), the Partnership must specifically determine that indemnification is permissible, authorize indemnification, and determine that expenses to be reimbursed are reasonable, except as provided in Section 9.10. The Partnership may make these determinations and decisions by one of the following procedures:

(1)	Majority vote of a quorum consisting of General Partners who, at the time of the vote, are not named defendants or respondents in the proceeding;

(2)	Determination by special legal counsel selected by the General Partners by vote as provided in Section 9.8(1), or if such a quorum cannot be obtained, by a majority vote of all General Partners; or

(3)	Decision of a majority in interest of the Limited Partners, in a vote excluding an interest held by a General Partner who is named as a defendant or respondent in the proceeding.

9.9    The Partnership must authorize indemnification and determine that expenses to be reimbursed are reasonable in the same manner that it determines that indemnification is permissible. If, however, the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination of reasonableness of expenses must be made by majority vote of a quorum consisting of General Partners who, at the time of the vote, are not named defendants or respondents in the proceeding, or if such a quorum cannot be obtained, by a majority vote of all General Partners. A provision contained in this Agreement, a resolution of the General Partners, a resolution of a majority in interest of the Limited Partners, or an agreement that authorizes indemnification permitted under Section 9.2 of this Agreement constitutes sufficient authorization of indemnification even though the provision may not have been adopted or authorized in the same manner as the determination that indemnification is permissible.

9.10    The Partnership may pay or reimburse, in advance of the final disposition of the proceeding, reasonable expenses incurred by a General Partner who was, is, or is threatened to be made a named defendant or respondent in the proceeding without the determination specified in Section 9.8, or without the authorization specified in Section 11.06 of the Revised Limited Partnership Act. Such action is permissible after the Partnership receives a written affirmation by the General Partner of the General Partner’s good-faith belief that the General Partner met the standard of conduct necessary for indemnification. The General Partner must provide a written undertaking by or on behalf of that Partner to repay the amount paid or reimbursed in case it is ultimately determined that the General Partner has not met the standard or that indemnification of the General Partner is prohibited by Section 11.05 of the Revised Limited Partnership Act. The undertaking must be an unlimited general obligation of the person, but it need not be secured and it may be accepted without reference to financial ability to make repayment.

9.11    The General Partner shall promptly deliver or mail a written report of any indemnification or advance of expenses to the Limited Partners. The report shall contain a description of the proceeding, the dates and procedures used to make the determinations and decisions required under this Section, the amounts paid to each person indemnified, and all other material facts related to the indemnification. The report shall be made not later than six months after the date that the indemnification occurs.

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ARTICLE 10

BREACH OF DUTY TO PARTNERSHIP

Liability of the General Partner to Other Partners and Partnership

Definition of Breach

10.1    A Partner who fails to perform an enforceable promise to make contributions or otherwise violates such Partner’s duty under this Agreement shall be liable to the other Partners and the Partnership. However, a General Partner shall not be liable for any mistake of fact or judgment made by the General Partner resulting in any loss to the other Partners or the Partnership that was not caused by a breach of the General Partner’s duty to the other Partners or the Partnership.

Procedure Regarding Alleged Breach

10.2    Any Limited Partner or Partners with at least forty-nine percent (49%) interest combined, or any General Partner may call a meeting to determine whether a Partner has breached such Partner’s duty under this Agreement and to take appropriate action. Written notice of the meeting shall be given to each Partner at least thirty (30) days prior to the date of the meeting. The Partner shall have the right to present evidence at the meeting as to why such Partner has not breached this Agreement and as to what action the Partnership should take. The Partner shall have the right to be represented by an attorney at the meeting. At the meeting, the Partnership shall consider possible arrangements for resolving the problems that are in the mutual interest of the Partnership and the allegedly defaulting Partner.

10.3    After following the procedures in Section 10.2, the Partnership may determine that a Partner has breached such Partner’s duty under this Agreement and take appropriate action by the unanimous vote of the Limited Partners. The Partnership shall give the allegedly defaulting Partner written notice of the Partnership’s decision within thirty (30) days after the meeting. The allegedly defaulting Partner may dispute the Partnership’s decision by filing suit and serving process on the Partnership’s registered agent for service of process or any General Partner within ninety (90) days after delivery of the notice of the Partnership’s decision. The Partnership shall take no action relating to the allegedly defaulting Partner within this period or while the suit is pending. However, a decision to remove a General Partner shall take effect immediately, subject to possible liability of the Partnership for wrongful removal. If the allegedly defaulting Partner does not file suit and complete service of process on the Partnership within the ninety (90) day period, the Partnership may take the action it has decided on without any liability to the defaulting Partner.

Remedies for Breach

10.4    If the Partnership determines that a Partner breached such Partner’s duty under this Agreement, the Partnership shall take appropriate action commensurate with the seriousness of the breach. If the Partnership determines that a Partner has breached this Agreement, the Partnership may take one or more of the following actions:

(1)	Arrange for another Partner to lend money to the Partner sufficient to meet the Partner’s obligation.

(2)	Subordinate the defaulting Partner’s interest to that of non-defaulting Partners.

(3)	Reduce the Partner’s percentage or other interest in the Partnership.

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(4)	Determine the value of the Partner’s interest by appraisal or formula and redeem or sell the interest at that value.

(5)	Cause a forfeiture of the Partner’s interest.

(6)	Remove a General Partner as provided in this Agreement.

(7)	Take other appropriate action.

ARTICLE 11

RESTRICTIONS ON THE WITHDRAWAL OF LIMITED PARTNERS

AND ON TRANSFERS OF LIMITED PARTNER’S

PARTNERSHIP INTEREST AND PURCHASE OBLIGATIONS

Withdrawal of Limited Partners and Voluntary Transfer of Partnership Interest

11.1    Except as specifically provided in Section 11.14, no Limited Partner shall have the right or power to withdraw from the Partnership until the Partnership is terminated and its affairs wound up according to Article 12. Additionally, except as otherwise provided in this Article 11, each of the Limited Partners covenant and agree not to transfer, assign, mortgage, pledge, hypothecate or otherwise dispose of all or any part of their Partnership Interest. Any purported transfer of a Limited Partner’s Partnership interest not in conformance with this Article 11 shall be null and void and of no effect.

Transfer Requirements

11.2    A Limited Partner who desires to sell all (but not less than all) of such partner’s Partnership Interest may only sell such Partnership Interest under the following conditions:

(1)	The Limited Partner shall give written notice (“notice of sale”) to the Partnership of such partner’s intent to sell such interest and shall attach to such notice a photocopy of a written offer of a prospective purchaser of such interest who is unrelated to the Limited Partner containing all details of the identity of the purchaser, the purchase price, and the terms of payment, and certified by the Limited Partner that the offer is genuine and in all respects what it purports to be.

(2)	The Partnership shall have the option for a period of thirty (30) days after the receipt of the notice of sale (“the option period”) to purchase all (but not less than all) of such Limited Partner’s Partnership Interest at the price and on the terms of the offer attached to the notice of sale by giving written notice of such exercise to the Limited Partner. In the event that the Partnership shall purchase such interest, such interest will be deemed to be cancelled, and the respective percentages of Limited Partnership Interests held by each Limited Partner as set forth on Exhibit “D” hereto shall be proportionately adjusted.

(3)	If the Partnership does not exercise the option provided in Subparagraph (2) of this Section 11.2, then for a period of thirty (30) days following the termination of the option period the Limited Partner shall be free to sell the interest in the Partnership that was the subject of the notice of sale to the identified prospective purchaser, at the price and on the terms contained in the notice of sale. If the purchasing third party fails to purchase the Partnership Interest within the thirty (30) day period described above, the Partner’s right to sell such Partnership Interest pursuant to such third party offer shall expire and he or she shall continue to hold his Partnership Interest subject to the terms of this Agreement.

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(4)	In no event, however, shall such transferring Partner sell his, her or its Partnership Interest unless such transfer is in compliance with Section 11.4.

(5)	In the event such sale of the Partnership Interest is in compliance with this Section 11.2, the purchaser of such Partnership Interest shall become an assignee pursuant to Section 11.10. In no event, however, shall such purchaser become a Substituted Partner unless such transfer is in compliance with Section 11.6.

Recordation of Transfer

11.3    Transfers of Partnership Interests by a Limited Partner shall be made on the books of the Partnership only after the Partnership receives instruments evidencing the transfer and the payment of all necessary transfer taxes and shall be made effective as of such time as is determined in accordance with the last paragraph of Section 11.5. The transferor shall also pay the Partnership the reasonable costs of the transfer. The Partnership shall maintain a ledger listing the name and address of each owner and the interest held by each owner. The Partnership shall treat each person or entity listed on the ledger as the record holder of the interests listed in his or her name and as a Limited Partner with respect to the interest listed therein as being held by him or her or it in that capacity. Transfers and substitutions of Limited Partners shall be effective only when entered in the records of the Partnership, and no transfer or substitution of Limited Partners shall be valid as against the Partnership, its Partners or its creditors for any purpose until it shall have been so entered.

Overriding Restriction on Transfer

11.4    No Limited Partner may transfer any Partnership Interest and no attempted or purported transfer shall be effective if: (a) the transfer would terminate the Partnership for the purpose of Code Section 708; or (b) the transfer would cause adverse tax consequences to the Partnership or any of the non-transferring Partners; or (c) the transfer would cause adverse consequences to the Partnership or any of the non-transferring Partners under or would otherwise be in violation of any applicable federal or state securities laws. The General Partner is expressly authorized to enforce this Section by notifying the Partners that all subsequent attempts at transfer will be ineffective whenever interests totaling 35% or more in Partnership Interests of the Partnership shall have been effectively transferred in any 12-month period. Furthermore, prior to any transfer becoming effective, the General Partner may require an opinion of counsel to the effect that the transfer will not cause adverse tax or securities laws consequences to the Partnership or any of the non-transferring Partners and will otherwise be in compliance with applicable federal and state securities laws, and the transferor shall be responsible for paying counsel’s fee for the opinion.

Substituted Partners

11.5    In no event shall any transferee who receives an interest in the Partnership by a transfer, sale, gift or bequest from a Partner, directly or through subsequent transfers, have the right to become a Substituted Partner in place of the transferring Partner with respect to the interest transferred or purportedly transferred unless all of the following conditions have been satisfied:

(1)	The transferee must receive written consent from the General Partner in order to become a Substituted Partner of the Partnership, which the General Partner may withhold in its sole discretion;

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(2)	The transferee must receive written consent from sixty percent (60%) of the Limited Partnership Interests of the Limited Partners (excluding any Limited Partnership Interest which may be owned by the transferor);

(3)	The interest has been duly transferred to the transferee in accordance with this Article 11; and

(4)	The transferor and transferee shall have (i) satisfied the remaining conditions set forth in Sections 11.7 and 11.8 and the conditions set forth in Article 13, (ii) executed and acknowledged such instruments as the General Partner may deem necessary or desirable to effect the admission, including the written acceptance and adoption by the transferee of all the provisions of this Agreement, as amended to the date of such transfer, and (iii) unless waived by the General Partner, agreed in writing to pay all reasonable expenses in connection with such transferee’s admission as a Substituted Partner, including, without limitation, the cost of the preparation, filing and publishing of any amendment to the Certificate of Limited Partnership necessary or desirable in connection with such transferee’s admission.

Any substitution of Partners pursuant to this Section 11.5 shall be effective and entered on the ledger of the Partnership only as of the opening of business on such date or dates as shall be established by the General Partner at least once each calendar quarter after all of the conditions set forth above have been satisfied, and the General Partner shall not be required to amend the Certificate of Limited Partnership more than once each calendar quarter to reflect such substitutions. Any record holder admitted to the Partnership as a Substituted Partner shall have all the rights of a Partner hereunder and shall be subject to and bound by all the provisions of this Agreement as if originally a party to this Agreement.

Dissolved Limited Partners

11.6    If a Limited Partner is dissolved or terminated, the legal representative, agent or authorized representative of such entity may exercise the rights of the Limited Partner pending liquidation. The Permitted Transferees or other distributees of such person may become Substituted Partners or assignees, as applicable, pursuant to the terms and provisions of Sections 11.4 and 11.5.

Obligations of Seller

11.7    On any transfer of a Partnership Interest pursuant to this Article, the Partner selling and/or transferring a Partnership Interest (hereinafter in Sections 11.10, and 11.11 referred to as “Seller”) shall execute and deliver all documents, assignments, transfers, deeds and releases of the interest of the Seller in the Partnership as may be required to vest good and marketable title to such interest and ownership in the Partnership or Partner, as applicable, (hereinafter referred to as “Purchaser”) free and clear of all liens, claims and encumbrances (except for such claims and encumbrances as are provided for pursuant to the terms of this Agreement or as provided below); and all such documentation shall contain representations, warranties, and indemnities by the Seller which are customary to such transactions. All rights of the Seller in the Partnership, its future profits, business and assets, shall thereupon belong to the Purchaser, subject to any security interest the Seller may have securing any Purchaser’s note, which may have been executed pursuant to the purchase of the Partnership Interest.

Obligations of Purchaser

11.8    The Purchaser, shall become a signatory hereof by signing such number of counterpart signature pages to this Agreement and such other instrument or instruments, in such manner, as the General Partner shall determine. By so signing, each Purchaser shall be deemed to have adopted, and to have agreed to be bound by the provisions of, this Agreement; provided, however, that no such counterpart

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shall be binding until it shall have been accepted by the Partnership pursuant to the provisions of this Agreement.

Buy/Sell Obligation of Limited Partner

11.9    In the event a Partner desires at any time to purchase the interest (whether General or Limited) of any other Partner, such Partner (hereinafter called offeror) shall submit a written proposal to the Partner from whom the offeror desires to purchase (hereinafter called offeree) by certified mail, setting forth the offeror’s offer to purchase all (but not less than all) of the interest of the offeree and the cash purchase price to be paid therefor. The offeree shall, within ninety (90) days from receipt of said written proposal, (1) accept said offer, assign all of offeree’s interest to offeror and receive said purchase price, or (2) notify offeror of offeree’s rejection of said proposal to purchase offeree’s interest and exercise offeree’s vested right (created by reason of receipt of said offer, sometimes referred to as a “buy-sell” offer) to purchase all (but not less than all) of the offeror’s interest at the same cash price per Partnership percentage as was offered to offeree by offeror, in which event offeror shall be obligated to deliver all of offeror’s interest, duly assigned to offeree upon tender of said cash price to offeror. A failure by offeree to timely and properly accept offeror’s written offer, or to reject it and duly effect counter-purchase, shall be deemed for all purposes an acceptance by offeree to sell to offeror all of offeree’s interest upon the terms set out in such offer.

Notwithstanding anything to the contrary contained herein, an offeror shall not have the right to exercise the buy-sell offer unless such offeror simultaneously makes a buy-sell offer to purchase all (but not less than all) of the offeree’s membership interest in MST GP, LLC, and MST ESTATES, LLC,. Similarly, if an offeror makes a buy-sell offer to purchase all (but not less than all) of an offeree’s membership interest in either MST GP, LLC or MST ESTATES, LLC, such offeror shall be deemed to have made a buy-sell offer with respect to all (but not less than all) of such offeree’s partnership interest in the Partnership pursuant to this Section 11.9.

The provisions of this Section 11.9 may be enforced by suits for specific performance, and relief for breach hereof shall not be limited to an action for damages only. In the event litigation is brought by any one party against another for an alleged breach of this agreement, the successful or prevailing party shall be entitled to recover, in addition to any and all other relief herein afforded or afforded by law, the amount of reasonable attorney’s fees and litigation expenses incurred by reason of such breach.

Assignee

11.10    Unless and until the conditions set forth in Section 11.5 are satisfied, the transferee or assignee of a Partnership Interest pursuant to this Article shall become an assignee of a Partnership Interest (not a Partner) and shall only be entitled to the rights and privileges available to such assignee. The rights and privileges available to such assignee includes only the rights to distributions, allocations of profits, losses and specially allocated income, gain, losses and expenses pursuant to Article 5, and proceeds of liquidation attributed to such Interest after the assignment and rights to transfer or sell the assignee’s Partnership Interest(s). Subsequent transfers of said assignee’s interest shall be controlled by the provisions of this instrument dealing with the transfer of Partnership Interests; provided, however, such use of the transfer provisions of this instrument shall not convert an assignee’s interest into a Partnership Interest unless the provisions of Section 11.5 are satisfied. It should further be noted that, unless the transferee of such Partnership Interest has executed and has become a party to this Agreement as an assignee, such sale or transfer shall be null and void.

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Nonrecognition of an Unauthorized Transfer

11.11    As set forth in Section 11.1, the Partnership will not be required to recognize the interest of any assignee who has obtained a purported Partnership Interest as the result of a transfer or assignment which is not authorized by this Agreement as such transfer or assignment shall become null and void. If there is a doubt as to ownership of a Partnership Interest or who is entitled to distribution under Article 5 or liquidating proceeds under Article 12, the General Partner may accumulate such distribution or liquidation proceeds until the issue is resolved.

Acquisition of an Interest Conveyed to Another Without Authority

11.12    If any person acquires a Partnership Interest, or becomes an assignee, as the result of an order of a court which the Partnership is required by law to recognize, or if a Partner’s Interest in the Partnership is subjected to a lawful “charging order”, or if a Partner makes an unauthorized transfer or assignment of a Partnership Interest, which the Partnership is required by law (and by order of a court) to recognize, the Partnership will have the unilateral option for a period of one (1) year after the date the Partnership is required by law (and by order of a court) to recognize such transfer to acquire the interest of the transferee or assignee, or any fraction or part thereof, upon the terms and conditions set forth below. This Section 11.12, however, will not override the applicability of section 11.2 herein.

(1)	The Partnership will have the option to acquire the interest by giving written notice to the transferee or assignee of its intent to purchase within a one (1) year period from the date it is finally determined that the Partnership is required to recognize the transfer or assignment.

(2)	The valuation date for the determination of the purchase price of the interest will be the last day of the month preceding the month in which notice is delivered.

(3)	Unless the Partnership and transferee or assignee agree otherwise, the purchase price for the interest, or any fraction to be acquired by the Partnership, shall be its fair market value (the “Purchase Price”) as determined by an Appraisal as defined in Section 11.13. Furthermore, all costs, expenses and other charges of any nature incurred by the Partnership, including, but not limited to, attorney’s fees, accounting fees, court costs and appraisal fees, as a result of the Partnership challenging a transfer or assignment of Limited Partnership Interest by a Partner which is not authorized by this Agreement shall directly reduce the Purchase Price of the Partnership Interest.

(4)	Closing of the sale will occur at the principal office of the Partnership within thirty (30) days following the month in which the final Appraisal is rendered.

(5)	In order to reduce the burden upon the resources of the Partnership, the Partnership will have the option, to be exercised in writing delivered at closing, to pay its purchase money obligation in fifteen (15) equal annual installments (or the remaining term of the Partnership if less than fifteen (15) years) as evidenced by the Partnership’s promissory note, which shall be a general unsecured obligation of the Partnership. The interest rate on such note shall be set for the full term of such note based on the “Applicable Federal Rate” as defined under §1274(d) of the Code at the time of Closing. The first installment of principal, with interest, will be due and payable on the first day of the calendar year following closing, and subsequent annual installments, with accrued interest, will be due and payable on the first day of each succeeding calendar year until the entire amount of the obligation is paid. The Partnership will have the right to prepay all or any part of the purchase money obligation at any time without penalty.

(6)	Upon approval of a Majority Interest, ignoring the Partnership Interest of the Partner whose interest is to be acquired, the General Partner may assign the Partnership’s option to purchase to one or

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more of the remaining Partners and when done, any rights or obligations imposed upon the Partnership will instead become, by substitution, the rights and obligations of the Partners who are assignees.

(7)	Neither the transferee nor assignee of an unauthorized transfer or assignment or the Partner causing the transfer or assignment will have the right to vote on Partnership matters during the prescribed option period, or after the option period if the option is not exercised by the Partnership, unless the provisions of Section 11.5 are satisfied.

Appraisal

11.13    Within ten (10) days after an appraisal (herein referred to as “Appraisal”) is required under Subsection 11.12(3), the assignee or transferee shall hire a qualified, independent third party appraiser to value the assignee’s or transferee’s Partnership Interest. The assignee’s or transferee’s appraiser shall value the Limited Partnership Interest by determining the price a willing buyer would pay the Partner for such Partner’s Limited Partnership Interest taking into account the terms and provisions of this Agreement. Formal written notice of the value of the assignee’s or transferee’s Partnership Interest as determined by assignee’s or transferee’s appraiser shall promptly be submitted to the Partnership. If the Partnership is not satisfied with the appraised value, the Partnership shall select a qualified third party appraiser to value the Partnership Interest. The Partnership’s appraiser shall value the assignee’s or transferee’s Partnership Interest in the manner provided herein. A formal written notice of the value of the assignee’s or transferee’s Partnership Interest, as determined by the Partnership’s appraiser shall promptly be submitted to the assignee or transferee. If the assignee or transferee is not satisfied with the appraised value, the Partnership’s appraiser and the assignee’s or transferee’s appraiser shall select a qualified third party appraiser to value the assignee’s or transferee’s Partnership Interest. The average of the value of the three appraisals completed by the assignee’s or transferee’s appraiser, the Partnership’s appraiser, and the third appraiser will be the fair market value of the assignee’s or transferee’s Partnership Interest. All costs and expenses incurred as a result of the above described appraisals shall be the obligation of the assignee or transferee. However, in the event the Partnership incurs any costs and expenses for the above described appraisals, as provided in Section 11.12(3), all costs and expenses incurred by the Partnership as a result of the appraisals shall reduce the Purchase Price.

ARTICLE 12

DISSOLUTION AND WINDING UP OF THE PARTNERSHIP

Dissolution of Partnership

12.1    The Partnership shall be dissolved on the first of the following to occur:

(1)	Upon the agreement of (i) the General Partner and (ii) all of the Limited Partners.

(2)	A General Partner withdraws as a General Partner as provided in this Agreement.

(3)	A court of competent jurisdiction finds and decrees that it is not reasonably practicable to carry on the business of the Partnership in conformity with this Agreement as it may be amended from time to time.

(4)	The Partnership has not been able to pay its debts as they have come due for a continuous period of ninety (90) days.

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(5)	The Partnership makes a general assignment of Partnership assets for the benefit of creditors.

(6)	The Partnership files a voluntary bankruptcy petition.

(7)	The Partnership becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding.

(8)	The Partnership files a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief for the Partnership under any law.

(9)	The Partnership seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Partnership or of all or any substantial part of the Partnership’s properties.

Continuation of Business and Reconstitution of Partnership

12.2    On the withdrawal of a General Partner, the Partnership may be reconstituted and its business continued without being wound up if one or both of the following occur:

(1)	There remains at least one General Partner and the remaining General Partner or Partners carry on the Partnership business.

(2)	Within ninety (90) days after the withdrawal of a General Partner, all the Partners agree in writing to continue the Partnership business to some extent and appoint one or more General Partners if there are no remaining General Partners after the withdrawal.

Winding Up Partnership Business

12.3    If the Partnership is dissolved and not reconstituted, the Partnership’s affairs shall be wound up as soon as is reasonably practicable. The winding up shall be accomplished by the General Partner who has not wrongfully dissolved the Partnership, or if there is no General Partner who has not wrongfully dissolved the Partnership, by a person selected by a majority in interest of the Limited Partners. If no General Partner winds up the Partnership affairs, the person winding up the Partnership need not be a commercial corporate trustee, and need not be bonded. The person winding up the Partnership’s affairs shall have the full and unlimited rights and powers, in the name of and for and on behalf of the Partnership, to:

(1)	Prosecute and defend civil, criminal, or administrative actions.

(2)	Collect Partnership assets including obligations owed to the Partnership.

(3)	Settle and close the Partnership’s business.

(4)	Dispose of and convey the Partnership’s property for cash or for other property.

(5)	Discharge the Partnership’s liabilities.

(6)	Distribute any remaining Partnership assets to Partners.

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(7)	Prepare and file a certificate of cancellation, tax returns, and any other instruments as necessary, appropriate, or convenient under the laws of the State of Texas and of any other states where the Partnership transacted business.

On winding up the Partnership, no Partner shall be liable to the Partnership for the repayment of any deficit in such Partner’s capital account.

Upon any liquidation, the General Partner or the liquidator, as the case may be, shall cause all non-cash assets of the Partnership to be disposed of for cash in a commercially reasonable manner, as determined in accordance with the provisions of the Uniform Commercial Code relating to the sale of collateral as in effect in the State of Texas, and with the goal of maximizing the proceeds thereof to the Partnership.

The person or persons who wind up the Partnership affairs shall cause an accounting of the Partnership to be made and distributed to each Partner and former Partner and assignee of a Partnership interest who might have received any distribution on winding up, regardless of whether they actually receive any distribution on winding up.

Person Winding Up Business Other Than General Partner

12.4    If a person other than a General Partner winds up the Partnership business, referred to in this Agreement as the “Liquidator,” the Liquidator shall receive reasonable compensation for services rendered and costs incurred. The Liquidator shall be liable for a breach of duty of a General Partner as provided in this Agreement, but shall not be liable as a General Partner for Partnership obligations. The provisions of this Agreement relating to indemnification shall apply to the Liquidator.

Disposition of Assets

12.5    On the winding up of the Partnership, the assets shall be liquidated for cash as set forth in Section 12.3 and paid to the following groups in the following order of priority:

(1)	To the extent permitted by law, to satisfy Partnership liabilities to creditors (except as to Partners for past due Partnership distributions including distributions on withdrawal), whether by payment or establishment of reserves.

(2)	To satisfy Partnership obligations to Partners or former Partners to pay past due Partnership distributions, including distributions on withdrawal.

(3)	To return capital contributed by Limited Partners, to the extent contributions from these Partners have not been returned previously.

(4)	To return capital contributed by the General Partner, to the extent contributions from these Partners have not been returned previously.

(5)	To distribute the remainder to Partners in the same proportion as the distribution of net profits and losses as provided in this Agreement.

(6)	The claims of each priority group shall be satisfied before satisfying any claims of a lower priority group. If the assets available for disposition are insufficient to dispose of all of the claims of a priority group of distributees under this Section 12.5, the available assets shall be distributed in proportion to the rights of each member of the last priority group receiving assets in the winding up.

LIMITED PARTNERSHIP AGREEMENT

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12.6    Distributions on withdrawal include distributions due to voluntary withdrawal, removal, death, incompetence, or other reason. For the purpose of distribution of assets on winding up of the Partnership’s affairs, the Partnership’s obligations relating to the withdrawal of Partners shall be accelerated so that the obligations are due in full upon winding up, regardless of any provisions in this Agreement or any note or agreement based on this Agreement for installment payments.

Waiver of Partition

12.7    Regardless of any provision of law to the contrary, each Partner hereby waives any right to require or cause any Partnership property to be partitioned or distributed in kind, except as provided in this Agreement. If any person brings an action in violation of this Section, the General Partner or Partners shall request the court to stay or dismiss the action.

ARTICLE 13

MISCELLANEOUS PROVISIONS

Amendment

13.1    The Partnership’s Certificate of Limited Partnership shall be amended whenever required by the TRLPA or otherwise by law. Both this Agreement and the Certificate of Limited Partnership may be amended without the consent or vote of any Limited Partner to effect any changes required by law or changes which do not materially and adversely affect the rights of the Limited Partners.

13.2    Amendments other than those set forth in Section 13.1 must be approved by (a) the General Partner and (b) all of the Limited Partners; provided, however, no amendment hereunder which increases the obligation of the Limited Partners to make capital contributions pursuant to Article 4 hereof shall be effective unless approved by all the Limited Partners.

Notices

13.3    Except as may be otherwise specifically provided in this Agreement, all notices required or permitted in this Agreement shall be in writing and shall be effective three (3) calendar days after deposit in the United States mail, postage prepaid, registered or certified mail, return receipt requested, properly addressed to the intended recipient at the address shown in the Partnership records. Notice given in any other manner shall be effective only if and when received by the addressee. A Partner may change such Partner’s address by giving notice to the General Partner as provided in this Section.

Texas Law to Apply

13.4    This Agreement shall be construed in accordance with the laws of the State of Texas.

Other Instruments

13.5    The Partners shall execute any other instruments that are or may become necessary, appropriate, or convenient to carry out the business of the Partnership. A Partner may execute any instrument related to the Partnership by means of a power of attorney if an original executed copy of the power of attorney is provided to a General Partner to be kept with the Partnership records.

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Headings

13.6    The headings used in this Agreement are used for convenience and shall not be considered in construing the terms of this Agreement.

Parties Bound

13.7    This Agreement shall be binding upon and inure to the benefit of the parties who execute this Agreement and their respective heirs, executors, administrators, legal representatives, successors, and assigns except as otherwise provided in this Agreement. The death, disability, or other change in circumstances relating to a Partner shall not affect the rights and obligations of the Partner or the Partner’s legal representative or successor. The liability of the executor or other legal representative of a deceased General Partner shall be limited to the extent of the deceased Partner’s capital in the Partnership plus the estate’s assets.

Prior Agreements Superseded

13.8    This Agreement contains the entire agreement between the Partners and supersedes any prior understandings or written or oral agreements between the parties relating to the subject matter of this Agreement, except as may be otherwise provided in this Agreement.

Legal Construction

13.9    If any of the provisions in this Agreement is held to be invalid, illegal, or unenforceable in any respect for any reason, such invalidity, illegality, or unenforceability shall not affect any other provision and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had not been included in the Agreement.

Attorney’s Fees

13.10    If there is any action, suit, arbitration, or other proceeding between Partners relating to the Partnership, or between the Partnership and one or more Partners relating to the Partnership business, the prevailing party shall be entitled to recover reasonable attorney’s fees in addition to any other relief ordered.

Counterparts

13.11    This Partnership Agreement may be executed in any number of counterparts and each counterpart shall be deemed to be an original for all purposes.

Gender

13.12    Wherever the context requires, all words in this Agreement in the male gender shall be deemed to include the female or neuter gender, all singular words shall include the plural, and all plural words shall include the singular.

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Arbitration

13.13    In the event of any dispute between or among any of the parties to this Agreement, the parties involved in such dispute shall use good faith efforts to resolve the dispute. If the dispute cannot be so resolved, the dispute shall be submitted to binding arbitration. Such arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Rules of the American Arbitration Association (the “AAA”) in effect from time to time and the following provisions:

(1)	In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(2)	The parties shall commence the arbitration by jointly filing a written submission with the Fort Worth, Texas, office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

(3)	No depositions or other discovery shall be conducted in connection with the arbitration.

(4)	Not later than thirty (30) days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction, provided that the Arbitrator shall have no power or authority to (a) award damages in excess of the portion of any damages originally claimed in connection with such dispute, (b) award multiple, consequential, punitive or exemplary damages, or (c) grant injunctive relief, specific performance or other equitable relief.

(5)	The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (a) modify or disregard any provision of this Agreement or (b) address or resolve any issue not submitted by the parties.

(6)	In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees, if any, costs of investigation and similar expenses) shall be shared equally by the parties to such proceeding.

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LIMITED PARTNERSHIP AGREEMENT

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IN WITNESS WHEREOF, the parties have signed this Partnership Agreement on the date and year first above written.

GENERAL PARTNER:

MST GP, LLC

By:   /s/  Daniel J. Eastman

        Daniel J. Eastman, President

LIMITED PARTNERS:

MICROGY, INC.

By:   /s/  Randall L. Hull

        Randall L. Hull, President

SOUTH-TEX TREATERS, INC.

By:   /s/  David C. Morrow

        David C. Morrow, President

LIMITED PARTNERSHIP AGREEMENT

MST Production, Ltd./05.305

EXHIBIT “A”

GENERAL PARTNER

MST GP, LLC

P. O. Box 60480

Midland, Texas 79711

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EXHIBIT “B”

LIMITED PARTNERS

MICROGY, INC.

c/o Environmental Power Corporation

One Cate Street, 4th Floor

Portsmouth, New Hampshire 03801

Attention: President

SOUTH-TEX TREATERS, INC.

P.O. Box 60480

Midland, Texas 79711

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EXHIBIT “C”

Name of Partner	Description of Initial Contribution	Agreed Value of Contribution
General Partner:
MST GP, LLC	Cash	$ 10.00

Limited Partners:
MICROGY, INC.	Cash	$ 5,950.00
SOUTH-TEX TREATERS, INC.	Cash	$ 3,950.00

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EXHIBIT “D”

Name of Partner	Total Agreed Value of Contributions	Percentage Interest	Class of Partner
MST GP, LLC	$ 10.00	1%	General Partner

MICROGY, INC.	$ 5,950.00	59.5%	Limited Partner

SOUTH-TEX TREATERS, INC.	$ 3,950.00	39.5%	Limited Partner

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EXHIBIT “E”

DIGESTER FACILITY

Approximately eight (8) anaerobic digesters using Microgy’s anaerobic digestion technology licensed from Danish Biogas Technology A/S, having the capacity to process the manure from up to 1,250 cows each, or up to a total of 10,000 cows.

LIMITED PARTNERSHIP AGREEMENT

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EXHIBIT “F”

GAS TREATMENT FACILITY

Gas recovery plant, compression equipment, and a pipeline sufficient to process and transport the biogas output of the Digester Facility.

LIMITED PARTNERSHIP AGREEMENT

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